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                                                                     Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-18430, No. 33-18692, No. 33-18693 and No. 33-28019) of (i) our
report dated April 10, 1996, with respect to the consolidated financial statements of Broadway Video Entertainment, L.P. and subsidiaries for the year ended December 31, 1995, and (ii) our report dated October 19, 1994 with respect to the statement of operations, changes in partners' capital and cash flows of Palladium Limited Partnership for the seven months ended July 31, 1994 included in the Current Report on Form 8-K of Golden Books Family Entertainment, Inc. dated August 30, 1996.

                                                ERNST & YOUNG LLP


New York, New York
August 29, 1996